Exhibit 99.1

FOR IMMEDIATE RELEASE: January 13, 2010
Contact:
Treasury Public Affairs (202) 622-2960
HUD Public Affairs (202) 708-0980
FHFA Public Affairs (202) 414-6922
ADMINISTRATION COMPLETES IMPLEMENTATION OF
INITIATIVE TO SUPPORT STATE AND LOCAL HOUSING
FINANCE AGENCIES
Initiative Expands Resources for Working Families to Access Affordable Rental
Housing and Home Ownership
WASHINGTON - The U.S. Department of the Treasury, together with the Department of Housing and Urban Development (HUD), and the Federal Housing Finance Agency (FHFA) today announced the completion of all transactions under the recently-introduced state and local Housing Finance Agency (HFA) Initiative, a key element of the Obama Administration’s Homeowner Affordability and Stability Plan. With these transactions, the Obama Administration helps support low mortgage rates and expands resources for low and middle income borrowers to purchase or rent homes that are affordable over the long term. Government Sponsored Enterprises Fannie Mae and Freddie Mac played a central role in both Initiative design and transaction execution. The HFA Initiative is expected to come at no cost to taxpayers.
Through more than 90 participating HFAs, the HFA Initiative will make affordable financing available to hundreds of thousands of new homebuyers and existing homeowners, as well as support the development and rehabilitation of multi-family rental properties. Mortgages can be used to purchase or rehabilitate homes, as well as refinance existing mortgages at more affordable rates. Participating HFAs are also expected to provide affordable multifamily loans that will help keep rents affordable for tens of thousands of renters. Participating state and local agencies have already begun providing affordable mortgages financed through the HFA Initiative.
“Supporting the work of state and local HFAs is critical to the Administration’s broader initiative to stabilize the housing market, which is helping to keep mortgage rates low and mortgage finance flowing for American households across the country,” said Treasury Secretary Tim Geithner.
“The assistance provided under the HFA Initiative will help maintain the viability of state and local HFAs which play key roles in HUD’s efforts to promote expanded access to affordable rental housing and serve as important players in making homeownership possible for hardworking Americans who otherwise would not be able to purchase or remain in their homes,” said HUD Secretary Shaun Donovan.
“Working together we were able to address the stresses on HFAs created by the housing market turmoil,” said FHFA Acting Director Edward J. DeMarco. “The Enterprises played a critical role, consistent with their mission and on commercially reasonable terms. Their successful execution of over 125 separate transactions, all in the final month of 2009, was an impressive achievement.”
“Given our long-standing partnership with state and local HFAs, we were able to move quickly to support the Administration’s initiative, which is targeted directly at affordable housing for America’s working families,” said Michael J. Williams, Fannie Mae President and CEO. “By creating $23 billion in much-needed, new housing capital for the housing finance system, this initiative will enable the HFAs to return to the level of market liquidity they have provided historically.”
“We applaud the successful completion of the HFA Initiative. Freddie Mac is proud to provide an essential financial link to the nation’s state and local HFAs that will support affordable homeownership and rental housing and help stimulate America’s housing markets,” said Freddie Mac CEO Ed Haldeman.
Local and State Impact of the Initiative
“These bond proceeds, combined with the $7.7 billion in retail housing bonds the Initiative requires state HFAs to issue, will allow HFAs to finance more than 200,000 affordable homes, while generating jobs and tax revenue for the economy,” said Susan Dewey, president of the National Council of State Housing Agencies (NCSHA) and executive director of the Virginia Housing Development Authority. “HFAs are already putting these resources to work to provide first-time home buyer mortgages and finance rental housing,” Dewey added.
“The National Association of Local Housing Finance Agencies (NALHFA) applauds the Treasury, Federal Housing Finance Agency, and especially the Government-Sponsored Enterprises for putting together, in a nearly impossible timeframe, this vital bond purchase program and liquidity facility. It will give participating local housing finance agencies the ability to significantly expand homeownership and rental housing opportunities for their lower income households,” said NALHFA President Patricia Braynon, Executive Director of the Miami-Dade County, FL Housing Finance Authority.
“The Treasury Initiative will provide loans to approximately 11,000 home buyers in Pennsylvania, as well as putting our home builders back to work,” said Executive Director of the Pennsylvania Housing Finance Agency Brian Hudson. “I believe a new and stronger partnership has been formed between the Administration, the GSEs, and state HFAs to deliver affordable housing across the nation.”
“As one of many HFAs that have participated in the Administration’s HFA Initiative, the Idaho Housing and Finance Association has been able to once again access the tax-exempt bond markets for affordable homeownership lending capital,” said President and Executive Director of the Idaho Housing and Finance Association Gerald Hunter. “Many prospective home buyers will be able to purchase homes because of this financing opportunity. And, it comes at a time when our economy needs all the assistance it can get. We appreciate the professional and focused efforts by the many staff members at Treasury, HUD, FHFA, Fannie Mae, and Freddie Mac to make this opportunity available for our citizens.”
Background on the HFA Initiative
On October 19, Treasury announced a new initiative for state and local HFAs to help support low mortgage rates and expand resources for low and middle income borrowers to purchase or rent homes that are affordable over the long term. Following up on the intent to support HFAs first outlined in February under the Homeowner Affordability and Stability Plan, the Administration’s Initiative has two parts: a New Issue Bond Program (NIBP) to support new lending by HFAs and a Temporary Credit and Liquidity Program (TCLP) to improve the access of HFAs to liquidity for outstanding HFA bonds.
The New Issue Bond Program (NIBP)
The New Issue Bond Program (NIBP) provided temporary financing for HFAs to issue new housing bonds. Treasury purchased securities of Fannie Mae and Freddie Mac backed by these new housing bonds. With these investments, the HFAs have issued an amount of new housing bonds equal to what they are authorized to issue with the allocations provided them by Congress but have been unable to issue given the current challenges in housing and related markets. The program may support up to several hundred thousand new mortgages to first time homebuyers this coming year, as well as refinancing opportunities to put at-risk, but responsible and performing, borrowers into more sustainable mortgages. The NIBP will also support development of tens of thousands of new rental housing units for working families.
The Temporary Credit and Liquidity Program (TCLP)
Fannie Mae and Freddie Mac are administering a Temporary Credit and Liquidity Program (TCLP) for HFAs to help relieve current financial strains and enable them to continue to serve their important role in providing housing resources to working families.

Treasury has agreed to purchase a participation interest in the Temporary Credit and Liquidity Facilities (TCLFs) provided to HFAs under the program, providing a credit and liquidity backstop. The TCLP provides HFAs with temporary credit and liquidity facilities to help the HFAs maintain their financial health and preserve the viability of the HFA infrastructure so that HFAs can continue their Congressionally supported role in helping provide affordable mortgage credit to low and moderate income Americans, as well as continue their other important activities in communities.
Over 90 state and local HFAs representing 49 states participated in the NIBP for an aggregate total new issuance of $15.3 billion. Twelve HFAs participated in the TCLP for an aggregate total usage of $8.2 billion. The Initiative is expected to come at no cost to the taxpayers and to the Government Sponsored Enterprises.
For more information about the HFA Initiative, go to http://www.financialstability.gov/latest/tg_10192009.html.
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